Exhibit 99.1

 Waytronx Closes $4.0 million Line of Credit and Transfers Its Banking Relationship to Wells Fargo Capital Finance

Company reports cure of technical default and return to full compliance with financial covenants related to its line-of-credit

TUALATIN, Ore. – August 3, 2010 – Waytronx, Inc. (OTCBB: WYNX), a platform company dedicated to the acquisition, development, and commercialization of new, innovative technologies, along with its wholly owned subsidiaries, CUI, INC., a provider of electromechanical components and CUI-Japan, its Japanese subsidiary, and Comex Electronics, a partially owned (49%) Japanese subsidiary, today announced that it has closed and funded a $4.0 million Line of Credit (LOC) with the Business Credit division of Wells Fargo Capital Finance, part of Wells Fargo Bank, N.A. (NYSE: WFC).

In addition to closing the LOC, Waytronx has transferred all of its banking relationship to Wells Fargo and has effectively ended its relationship with regional banking partner, Key Bank. In so doing, the company has cured the technical default related to its Key Bank LOC and is back in full compliance with relevant financial covenants.

As explained by the company’s president & CEO, William Clough, “We certainly enjoyed and appreciated our long-term relationship with Key Bank; however, the move to a national bank with the resources, reputation, and strength of Wells Fargo dramatically increases our ability to expand our business, continue our aggressive growth strategy, and, thereby, increase shareholder value.”

The move to Wells Fargo is part of a larger strategy by Waytronx to re-structure all of its corporate debt, allowing it to focus on its continuing transformation from a “brick and mortar” electronics distribution/thermal management company to a high-tech platform company dedicated to the identification, acquisition, licensing, and commercialization of proprietary technologies like the AMT Encoder, Digital Power Modules, SEPIC-fed BUCK converter technology, and the GasPT2 natural gas metering device – all new products the company is currently bringing to market.

“We are confident that the move to Wells Fargo coupled with our other financial strategies and the initiatives we have implemented since our acquisition of CUI will continue to produce positive results in both revenue growth and increased shareholder value through 2010 and beyond,” concluded Clough.

About Waytronx, Inc.
Waytronx, Inc. has pioneered and is developing innovative thermal management solutions capable of revolutionizing the semiconductor, solar and electronic packaging industries, among others, utilizing its patented WayCool™/WayFast™ hybrid mesh architecture. In addition, through its acquisition of CUI in May 2008, Waytronx has developed the infrastructure, expertise, and platform necessary to acquire, develop, and commercialize new technologies. For its part, CUI is a solutions provider of electromechanical components and industrial controls for OEM manufacturing. Since its inception in 1989, CUI has been delivering quality products, extensive application solutions, and superior personal service. CUI’s solid customer commitment and honest corporate message are a hallmark in the industry.

Waytronx also holds CUI-Japan as a wholly owned subsidiary and Comex Electronics as a partially owned subsidiary (49%). CUI-Japan and Comex are Japanese solutions providers of electromechanical components and industrial controls for OEM manufacturing. For more information, please visit www.waytronx.com and www.cui.com.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.

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Media Contact:	Investor Relations:

Maggie Lefor	Fred Schultz
CUI	760-429-7775
503-612-2300	760-855-8880
info@waytronx.com	investors@waytronx.com

WayCool, WayFast, Waytronx and OnScreen are trademarks of Waytronx, Inc. Other names and brands are the property of their respective owners.